News Release

LANDAUER

LANDAUER, INC. Reports

Fiscal 2013 Fourth Quarter and year end Results

For Further Information Contact:

Jim Polson

FTI Consulting

Phone: 312-553-6730

Email:

GLENWOOD, Ill.— December 9, 2013—Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring, outsourced medical physics services and high quality medical consumable accessories, today reported financial results for its fiscal 2013 fourth quarter and year ended September 30, 2013.

Fiscal 2013  Highlights

•	Revenue of $150.2 million in fiscal 2013
•

Operating income of $4.1 million includes IT platform enhancement expense ($5.5 million), non-cash stock based compensation ($2.6 million), and a non-cash goodwill impairment charge recorded in the third fiscal quarter ($22.7 million)

•

Net income of $4.8 million, or $0.49 per diluted share, included  $3.63 per diluted share impact of goodwill impairment charge, IT platform enhancement, acquisition and reorganization expenses, and non-cash stock based compensation expenses, which is comprised of $2.86 of pre-tax adjustments and $0.77 per diluted share of favorable tax impact.

•	Adjusted EBITDA of $49.2 million
•	Company signs group purchasing agreement with Premier Healthcare to provide Medical Physics services
•	Company issues Fiscal 2014 guidance

“Our full year financial results were in line with the revised guidance range announced in our third quarter earnings call, on August 6th”  stated Bill Saxelby, President and Chief Executive Officer of Landauer.

“Our core Radiation Measurement business performance was solid in FY 2013, as we continued to build and deepen our relationships with key customers in the military market, improved our customer experience via investments in our customer services organization, on-line myLDR.com system,  and increased domestic sales while significantly reducing costs across our infrastructure. We were pleased with the operating margin and profitability improvements in our Medical Physics business.    Our  integrated enterprise wide radiation safety solution for large hospital systems is gaining traction, as evidenced by the sole source agreement signed with Premier Healthcare in the fourth quarter, one of the largest group purchasing hospital providers in the nation.    Our Medical Products business was impacted in fiscal 2013 by a difficult product pricing environment and a management restructuring. We have taken the necessary steps to implement a new leadership team for this

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segment, changed the sales structure, and improved product development.  We  now have the right team and strategy to drive the long term growth and profitability of this business.”

Fourth Fiscal Quarter Financial Overview and Business Segment Results

Revenues for the fourth fiscal quarter of 2013 and for the fourth fiscal quarter of 2012 were $39.9 million and $37.4 million, respectively. The Radiation Measurement segment revenue increased by $3.2 million, partially offset by a decline in the Medical Products segment of $0.8 million compared to the prior year period, due to the decline in Spherz selling price and shipments.  The Medical Physics segment revenue was flat year-over-year.  Consolidated revenue for the fourth fiscal quarter of 2013 was favorably affected in the amount of $0.1 million by currency fluctuation, as compared with the prior fiscal year period, principally due to gains in the Euro against the U.S. dollar.

Gross margins were 51.2 percent for the fourth fiscal quarter of 2013, compared with 54.3 percent for the fourth fiscal quarter of 2012. The decrease in the gross margin over the prior year period was due primarily to the impact of the lower sales of high margin products in the Medical Products segment, and increased IT support services of $0.9M related to steady state services as planned, partially offset by the effect of increased low margin equipment and military/first responder sales, and lower service costs of $0.3M.

Total selling, general and administrative expenses for the fourth fiscal quarter of 2013 and 2012 were $12.4 million and $13.9 million respectively. For the fourth fiscal quarter of 2013, total selling, general and administrative expenses included $0.4 million of additional intangible amortization, and $0.3 million of higher recruitment expense, more than offset by $1.0 million of lower IT platform post go-live stabilization expense, $0.2 million of lower incentive compensation, $0.2 million of lower customer service and customer facing costs, and $0.2 million of lower international SG&A.

Operating income for the fourth fiscal quarter of 2013 was $7.0 million, an increase of $5.8 million compared with operating income of $1.2 million for the fourth fiscal quarter of 2012. Operating income for the fourth fiscal quarter of 2013 was $8.7 million, adjusted for non-recurring acquisition, impairment and reorganization expenses, non-cash stock based compensation expense, and IT platform stabilization related expenses, a 13 percent increase, compared with adjusted operating income on a relative basis of $7.7 million for the fourth fiscal quarter of 2012.

Equity earnings in non-consolidated joint ventures for the fourth fiscal quarter of 2013 of $1.3 million were $0.7 million higher than the fourth fiscal quarter of 2012.  This was due primarily to higher Radwatch product sales through Landauer’s Military partner.

The effective tax rate for the fourth fiscal quarter of 2013 was a benefit of 17.8 percent versus an expense of 14.9 percent in the fourth fiscal quarter of 2012. The tax rate decreased primarily due to an increased realization of certain US tax credits and the mix of earnings by jurisdiction.

Net income for the fourth fiscal quarter ended September 30, 2013 was $8.6 million, or $0.90 per diluted share, compared to net income of $0.7 million, or $0.07 per diluted share, in the same period last year. The increase in net income was due primarily to the impact of higher Radiation Measurement revenue more than offsetting lower Medical Products revenue, lower SG&A, and higher equity earnings in non-consolidated joint ventures in the fourth fiscal quarter of 2013, and $3.4 million of impairment charges, $0.8 million higher acquisition related expense, and $1.0 million of IT platform enhancement stabilization expense in the fourth fiscal quarter of 2012. A tax benefit of $1.4 million versus a tax expense of $0.2 million in 2013 and 2012, respectively, also contributed to the improvement in net income.

Excluding the costs associated with the asset impairment, acquisition, IT platform enhancement, and non-cash stock based compensation expenses, adjusted net income was $10.6 million, compared to adjusted

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net income of $6.2 million in the comparable prior year period.  The resulting adjusted diluted earnings per share for the fourth fiscal quarter ended September 30, 2013 was $1.11 per share, compared to $0.66 per share in the same period last year.

Adjusted EBITDA for the fiscal fourth quarter 2013 was $13.8 million compared with $11.9 million for the fourth fiscal quarter of 2012. The increase was due primarily to the effect of higher sales and lower SG&A in fiscal fourth quarter 2013. A reconciliation of net income to EBITDA and Adjusted EBITDA is included in the attached financial exhibits.

Radiation Measurement Segment

Radiation Measurement revenues for the fourth fiscal quarter of 2013 increased 12.1 percent, or $3.2 million, from the fourth fiscal quarter of 2012 to $29.8 million. The increase in the fiscal 2013 fourth quarter was driven by higher international equipment sales, Radwatch product sales, InLight equipment sales domestically, and currency translation benefits of $0.1 million.

Radiation Measurement operating income for the fourth fiscal quarter of 2013 increased to $6.3 million, from $0.4 million in the comparable prior year period.  The increase in operating income was due to $0.9 million of higher gross profit from higher sales, lower IT platform enhancement stabilization expense of $1.0 million, $0.2 million of lower customer service and customer facing costs, and $0.2 million of lower international SG&A, lower bad debt expense, and $3.5 million of acquisition, impairment and reorganization expense, partially offset by $0.4 million of additional intangible amortization, $0.3 million of higher recruitment expense, and $0.2 million of higher incentive compensation.

Medical Physics Segment

Medical Physics revenues for the fourth fiscal quarter increased 0.2% to $7.8 million. The Medical Physics segment operating income was $0.9 million, an increase of $1.1 million from an operating loss of $0.2 million in the fourth fiscal quarter of 2012, due primarily to operating efficiencies in the core Medical Physics business, and $0.2 million of lower incentive compensation expense.  The prior year incurred $0.8 million of expense related to the impairment of a trade-name in that year.

Medical Products Segment

Medical Products revenues for the fourth fiscal quarter of 2013 decreased 25.9 percent, or $0.8 million, from the fourth fiscal quarter of 2012 to $2.3 million. Medical Products operating loss for the fourth fiscal quarter of 2013 was $0.2 million as compared to an operating profit of $0.9 million in the fourth fiscal quarter of 2012, due primarily to lower sales and $0.4 million of additional intangible amortization.  The decrease in revenue and operating income was due primarily to a decline in selling price and shipments of Spherz product partially offset by new accounts.

Balance Sheet

Landauer ended the fourth fiscal quarter of 2013 with total assets of $276.8 million, a decrease of $25.3 million compared to total assets of $302.1  million at the end of fiscal 2012 due primarily to the $22.7 million goodwill impairment in the third fiscal quarter.    The Company completed the year with $11.2 million of cash and cash equivalents on the balance sheet and unused borrowing capacity of $32 million under its current $175 million credit facility, which provides adequate liquidity to meet its current and anticipated obligations.  Net operating cash flow generated during the fiscal year 2013 was $23.0 million, representing a 39 percent decrease over the prior year period due primarily to the timing of revenue in the fiscal fourth quarter of 2013, lower accounts payable, and a change in tax position resulting from the IT platform enhancement go live in the fourth fiscal quarter of 2012.

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Fiscal Year Ended September 30, 2013 Financial Overview and Business Segment Results

Revenues for the fiscal year ended September 30, 2013 were $150.2 million, a decrease of $2.2 million, or 1.4 percent compared with revenues of $152.4 million for the fiscal year 2012.  The Medical Products segment revenues decreased by $4.0 million due to the decline in the Spherz selling price and shipments and the Radiation Measurement segment revenues increased $1.9 million on higher international sales, primarily of equipment, offset by declines in domestic badge revenues.

Gross margins were 52.7 percent for the fiscal year 2013, compared with 57.1 percent for the fiscal year 2012.  The decrease in the gross margin rate was primarily due to expenses related to the Company’s recent IT platform enhancement, increased support costs of $3.2 million, increased IT systems depreciation of $1.3 million, and international cost increases of $1.8 million on higher equipment shipments.

Total selling, general and administrative for the fiscal year 2013 were $51.0 million, a decrease of $0.1 million, compared with selling, general and administrative of $51.1 million for the fiscal year 2012.

Acquisition, reorganization and nonrecurring costs for fiscal 2013 were $1.4 million and consisted of $0.6 million in corporate reorganization expenses, $0.4 million reserves for escheatment liability and $0.4 million of costs related to acquisitions.

During the third quarter of 2013, it became apparent that anticipated revenue trends in our Medical Products reporting unit were not being achieved to the extent forecasted. Early budget reviews also indicated future sales growth may be less than expected. We updated the forecasted results of operations for our Medical Products operating segment based on the most recent financial results and our best estimates of future operations. The updated forecast reflects a slower growth in revenues for the Medical Products segment due to anticipated continued pricing pressures from certain competitors greater than the anticipated growth from existing and new product sales. During the third quarter of 2013, we recorded a $22.7 million pretax charge for the impairment of goodwill to reduce the carrying value of goodwill in our Medical Products segment. The impairment charge is non-cash in nature and does not affect the Company’s liquidity or debt covenant compliance.

Operating income for the fiscal year 2013 was $4.1 million, a decrease of $23.3 million, or 85.5 percent, compared with operating income of $28.2 million for the same period in fiscal 2012.  The decrease in operating income was due primarily to the $22.7 million goodwill impairment charge to reduce the carrying value of goodwill in our Medical Products segment.  The remaining variance of $1.0 million to prior year relates to Medical Products revenue decrease of $4.1 million offset by $1.9 million of increased Radiation Measurement revenue. Increased cost of sales due to the IT platform enhancement of $4.5 million and increased international costs of $1.8 million offset by cost savings of $0.8 million and selling, general and administrative expenses higher by $0.9 million.

Equity in income of joint ventures for fiscal 2013 was $3.9 million, an increase of $0.7 million, or 21.9 percent, compared with equity in income of joint ventures of $3.2 million for fiscal 2012.  Interest expense for fiscal 2013 was $4.2 million, an increase of $0.9 million, or 27.2 percent, compared with interest expense of $3.3 million for fiscal 2012.

The effective tax rate was a benefit of 27.2 percent and an expense of 28.6 percent for fiscal 2013 and 2012, respectively. The fiscal 2013 effective tax rate decreased due primarily to an increased realization of certain U.S. tax credits and mix of earnings by jurisdiction.

Net income for the fiscal year 2013 was $4.8 million, a decrease of $14.5 million, or 75.1 percent, compared with net income of $19.3 million for fiscal 2012.  The decrease in net income was due primarily to a goodwill impairment charge of $22.7 million and decreased Medical Products revenue of

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$4.1 million, partially offset by $1.9 million of increased Radiation Measurement revenue.  Increased cost of sales was due primarily to the IT platform enhancement of $4.5 million and increased international costs of $1.8 million and higher selling, general and administrative expense of $0.9 million offset by cost savings of $0.8 million.  Income taxes offset the decreases by $9.2 million.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the fiscal year 2013 was $22.3 million, a 46.8 percent decrease compared with $41.9 million in fiscal year 2012. The decrease was due primarily to the goodwill impairment charge. Adjusted EBITDA for fiscal 2013 was $49.2 million, a 9.2 percent decrease compared with $54.2 million in the prior year. A reconciliation of net income to EBITDA, Adjusted EBITDA, and Non-GAAP diluted earnings per share is included in the attached financial exhibits.

Radiation Measurement Segment

Radiation Measurement revenues for fiscal 2013 were $109.8 million, an increase of $1.9 million, or 1.8 percent, compared with revenues of $107.9 million for fiscal 2012.  The increase in revenue was driven by higher international equipment sales of $3.0 million in China and EMEA while domestic InLight equipment decreases were partially offset by increases in Radwatch products. In addition, the segment had decreased domestic service badge revenue of $1.0 million and foreign exchange losses of $0.1 million.

Radiation Measurement operating income for the fiscal year 2013 increased to $22.4 million, a 4.2 percent increase from $21.5 million in the comparable prior year period.   The revenue increase of $1.9 million was partially offset by IT platform enhancement increases of $3.2 million, IT systems depreciation of $2.3 million and increased international equipment costs of $1.8 million on higher sales and increased customer service support of $1.0 million offset by prior year non-recurring acquisition costs of $3.2 million and asset abandonments of $2.5 million and prior year IT Platform expenses of $2.0 million and decreased material costs of $0.3 million.

Corporate expenses for shared functions, as well as acquisition and reorganization costs are recognized in the Radiation Measurement segment where they have been reported historically. As the Company’s business model evolves, management may determine it necessary to change this reporting practice to reflect any appropriate allocations.

Medical Physics Segment

Medical Physics revenues were $30.9 million for both fiscal 2013 and 2012. Medical Physics operating income for fiscal 2013 was $3.5 million, an increase of $2.2 million, or 169.2 percent, compared with operating income of $1.3 million for fiscal 2012.  The increase in operating income was primarily due to operating efficiencies in the core Medical Physics business as well as segment administration cost reductions.

Medical Products Segment

Medical Products revenues for fiscal 2013 were $9.5 million, a decrease of $4.0 million, or 29.6 percent, compared with revenues of $13.5 million for fiscal 2012.  This decrease resulted from the decline in the Spherz selling price and shipments.    Medical Products operating loss for fiscal 2013 was $21.8 million, a decrease of $27.1 million, compared with operating income of $5.3 million for fiscal 2012.  The decrease was primarily attributable to the third quarter goodwill impairment charge of $22.7 million and the revenue decrease of $4.0 million resulting from the decline in Spherz selling price and shipments and additional tradename amortization of $0.4 million.

Fiscal 2014 Outlook

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Landauer’s business plan for fiscal 2014 currently anticipates aggregate revenues for the year to be in the range of $140 to $160 million,  and reflects the uncertainty of government funding during fiscal 2014 for the military equipment sales opportunities the company has developed.  The business plan also anticipates:

•The effective tax rate for the full fiscal year is anticipated to be within a range of 28 percent to 32 percent.

•Based upon the above assumptions, the Company anticipates reported net income for fiscal 2014 in the range of $16 to $18 million and Adjusted EBITDA expected for fiscal 2014 in the range of $46 to $49 million.

Saxelby added, “We have short and long-term growth opportunities to create value for all of our stakeholders. The Radiation Measurement business has now successfully implemented its order-to-cash system and is focused on growing its annuity service and equipment offerings. The Medical Physics business has momentum and we now have the right team and strategy in our Medical Products business.  In fiscal 2014, our efforts to reduce operating expenses have allowed us to prioritize investing in our next generation dosimetry platform, which is a key component of our long-term growth plan.    Our focus will be on executing against our strategic objectives, generating free cash flow to invest in future growth opportunities and maintaining robust dividend distributions to our shareholders.”

Conference Call Details

Landauer has scheduled its fourth quarter conference call for investors over the Internet on Tuesday, December 10, 2013, at 9:00 a.m. Central Time (10 a.m. Eastern Time).  To participate, callers should dial 800-762-8779 (within the United States and Canada), or 480-629-9645 (international callers) about 10 minutes before the presentation.  To listen to a webcast on the Internet, please go to the Company’s website at http://www.landauer.com at least 15 minutes early to register, download and install any necessary audio software.  Investors may access a replay of the call by dialing 800-406-7325 (within the United States and Canada), or 303-590-3030 (international callers), passcode 4651634#, which will be available through Friday, January 10, 2014.  The replay will also be available on Landauer’s website for 90 days following the call.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, the leading domestic provider of outsourced medical physics services, as well as a provider of high quality medical accessories used in radiology, radiation therapy, and image guided surgery procedures.  For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees.  Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings.  The Company provides its dosimetry services to approximately 1.8 million individuals globally.  In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. Through its Medical Products segment, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures.  For information about Landauer, please visit our website at http://www.landauer.com.

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Safe Harbor Statement

Some of the information shared here (including, in particular, the section titled “Fiscal 2013 Outlook”) constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties.  These include the following, without limitation: assumptions, risks and uncertainties associated with the Company’s future performance, the Company’s development and introduction of new technologies in general; the ability to protect and utilize the Company’s intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company’s equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; changes in spending or reimbursement for medical products or services; the costs associated with the Company’s research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company’s IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or ventures; valuation of the Company’s long-lived assets or business units relative to future cash flows; changes in pricing of services and products ; changes in postal and delivery practices; the Company’s business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions, including instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the costs of obligations under the Company’s benefit plans; and pending accounting pronouncements.  These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today.  These risks and uncertainties also may result in changes to the Company’s business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses.  Additional information may be obtained by reviewing the information set forth in Item 1A “Risk Factors” and Item 7A “Quantitative and Qualitative Disclosures about Market Risk” and information contained in the Company's Annual Report on Form 10-K for the year ended September 30, 2013 and other reports filed by the Company, from time to time, with the Securities and Exchange Commission.  The Company does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in the Company’s expectations, except as required by law.

During the past several years, the Company has been engaged in an initiative to re-engineer many of its business processes and replace significant components of its information technology systems.  A principal component of this initiative is the implementation of new enterprise resource planning software and other applications to manage certain business operations.  This enhancement of the Company’s IT platform has been a complex project and has involved extensive customization of the Company’s software and IT systems.  In July 2012, the enhanced IT platform became operational.  Although the Company has been encouraged by its experience with the enhanced platform during the first several months of the platform’s start-up phase, there can be no assurance that the new platform will continue to maintain its functionality at the levels anticipated or otherwise meet the Company’s business and operational objectives.  If unforeseen problems arise, the Company’s operations could be adversely impacted, including the ability of the Company to perform one or more of the following in a timely manner: customer quotes, customer orders, product shipment, customer services and support, order billing and tracking, contractual obligations fulfillment and related operations. As previously disclosed, the Company expects to incur ongoing maintenance expenditures for the new IT platform at levels higher than the Company traditionally experienced under its prior platform.  Unforeseen problems with the new platform could increase further such expenditures.

Financial Tables Follow

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Financial Tables Follow

  Landauer, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in Thousands)	September 30, 2013	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$11,184	$17,633
Receivables, net of allowances of $600 and $1,088, respectively	38,419	35,165
Inventories	9,539	8,638
Prepaid income taxes	3,132	2,148
Prepaid expenses and other current assets	4,019	3,975
Current assets	66,293	67,559
Property, plant and equipment, at cost	107,446	101,375
Accumulated depreciation and amortization	(55,514)	(46,983)
Net property, plant and equipment	51,932	54,392
Equity in joint ventures	23,942	24,108
Goodwill	84,436	106,717
Intangible assets, net of accumulated amortization of $13,605 and $9,696, respectively	37,161	37,402
Dosimetry devices, net of accumulated depreciation of $9,472 and $8,879, respectively	5,798	6,189
Other assets	7,271	5,758
Assets	$276,833	$302,125
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,310	$9,656
Dividends payable	5,419	5,345
Deferred contract revenue	13,181	14,947
Accrued compensation and related costs	8,207	8,260
Other accrued expenses	7,531	7,096
Current liabilities	40,648	45,304
Non-current liabilities:
Long-term debt	142,785	141,347
Pension and postretirement obligations	13,047	17,586
Deferred income taxes	9,817	15,733
Other non-current liabilities	915	1,053
Non-current liabilities	166,564	175,719
Stockholders' equity:
Preferred stock, $.10 par value per share, authorized 1,000,000 shares; none issued	0	0
Common stock, $.10 par value per share, authorized 20,000,000 shares; 9,575,926 and 9,493,368 shares issued and outstanding at September 30, 2013 and September 30, 2012 respectively	958	949
Additional paid in capital	39,465	35,898
Accumulated other comprehensive loss	(4,456)	(5,272)
Retained earnings	32,012	48,142
Landauer, Inc. stockholders' equity	67,979	79,717
Noncontrolling interest	1,642	1,385
Stockholders' equity	69,621	81,102
Liabilities and Stockholders' Equity	$276,833	$302,125

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Landauer, Inc. and Subsidiaries

Fourth Fiscal Quarter 2013 Financial Highlights

	Three Months Ended September 30,		Twelve Months Ended September 30,
(Dollars in Thousands, Except per Share)	2013	2012	2013	2012
Net revenues	$39,857	$37,432	$150,200	$152,400

Cost and expenses:
Cost of sales	19,443	17,100	71,020	65,392
Selling, general and administrative	12,449	13,880	50,968	51,096
Goodwill impairment charge	0	0	22,700	0
Acquisition and reorganization costs	950	1,790	1,392	4,299
Abandonment charges	0	3,443	0	3,443
Costs and expenses	32,842	36,212	146,080	124,230

Operating income	7,015	1,219	4,120	28,170
Equity in income of joint ventures	1,326	626	3,881	3,181
Interest expense, net	(916)	(742)	(4,184)	(3,308)
Other income, net	232	97	663	97

Income before taxes	7,657	1,200	4,480	28,140
Income tax (benefit) expense	(1,362)	180	(1,216)	8,040

Net income	9,019	1,020	5,696	20,100
Less: Net income attributed to noncontrolling interest	460	351	860	830

Net income attributed to Landauer, Inc.	$8,559	$669	$4,836	$19,270

Net income per share attributable to Landauer, Inc. shareholders:
Basic	$0.90	$0.07	$0.50	$2.04
Weighted average basic shares outstanding	9,462	9,397	9,434	9,389

Diluted	$0.90	$0.07	$0.49	$2.03
Weighted average diluted shares outstanding	9,506	9,456	9,482	9,437

Dividends paid per share	$0.55	$0.55	$2.20	$2.20

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A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is provided below:

	Three Months Ended September 30,
	2013	2012
Adjusted EBITDA
Net income attributed to Landauer, Inc.	$8,559	$669
Add back:
Net financing costs	787	650
Depreciation and amortization	4,064	3,879
Provision for income taxes	(1,362)	180
Earnings before interest, taxes, depreciation and amortization (EBIDTA)	$12,048	$5,378
Adjustments:
Non-cash stock based compensation	779	319
IT platform enhancements expenses	0	982
Acquisition, reorganization and nonrecurring costs	950	1,790
Goodwill impairment charge	0	3,443
Sub-total adjustments	1,729	6,534
Adjusted EBITDA	$13,777	$11,912

Adjusted Net Income
Net income attributed to Landauer, Inc.	$8,559	$669
Sub-total adjustments	1,729	6,534
Income-taxes on adjustments	308	(980)
Adjustments, net	2,037	5,554
Adjusted, Net Income	$10,596	$6,223
Adjusted Net Income per Diluted Share	$1.11	$0.66

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	Twelve Months Ended September 30,
	2013	2012
Adjusted EBIDTA
Net income attributed to Landauer, Inc.	$4,836	$19,270
Add back:
Net financing costs	3,744	2,969
Depreciation and amortization	14,924	11,631
Provision for income taxes	(1,216)	8,040
Earnings before interest, taxes, depreciation and amortization (EBIDTA)	$22,288	$41,910
Adjustments:
Non-cash stock-based compensation expense	2,634	2,434
IT platform enhancements expenses	206	2,155
Acquisition, reorganization and nonrecurring costs	1,392	4,299
Goodwill impairment charge	22,700	3,443
Sub-total adjustments	26,932	12,331
Adjusted EBIDTA	$49,220	$54,241

Adjusted Net Income
Net income attributed to Landauer, Inc.	$4,836	$19,270
Sub-total adjustments	26,932	12,331
Income taxes on adjustments	7,299	(3,527)
Adjustments, net	34,231	8,804
Adjusted Net Income	$39,067	$28,074
Adjusted Net Income per Diluted Share	$4.12	$2.97

Free Cash Flow
Net cash provided by operating activities	$20,023	$35,667
Capital expenditures	(6,352)	(15,196)
Free Cash Flow	13,671	20,471
IT platform enhancements expenses	206	2,155
Acquisition, reorganization and nonrecurring costs	1,392	4,299
Adjusted Free Cash Flow	$15,269	$26,925

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Segment Information

The following tables summarize financial information for each reportable segment for the years ended September 30:

	Three Months Ended September 30, 2013
(Dollars in Thousands)	Radiation Measurement	Medical Physics	Medical Products	Consolidated
Revenues	$29,801	$7,769	$2,287	$39,857
Operating income (loss)	6,299	927	(211)	7,015

	Three Months Ended September 30, 2012
(Dollars in Thousands)	Radiation Measurement	Medical Physics	Medical Products	Consolidated
Revenues	$26,594	$7,751	$3,087	$37,432
Operating income (loss)	407	(185)	997	1,219

	Twelve Months Ended September 30, 2013
(Dollars in Thousands)	Radiation Measurement	Medical Physics	Medical Products	Consolidated
Revenues	$109,836	$30,859	$9,505	$150,200
Operating income (loss)	22,441	3,507	(21,828)	4,120

	Twelve Months Ended September 30, 2012
(Dollars in Thousands)	Radiation Measurement	Medical Physics	Medical Products	Consolidated
Revenues	$107,922	$30,937	$13,541	$152,400
Operating income	21,539	1,334	5,297	28,170

(Dollars in Thousands)	2013	2012
Segment assets:
Radiation Measurement	$170,648	$171,831
Medical Physics	35,218	36,304
Medical Products	70,967	93,990
Total assets	$276,833	$302,125